Exhibit 99.1

Aoxin Tianli Group, Inc. Announces Sale of Equity Interest in Hang-Ao

WUHAN, China, Dec. 27, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that it has executed an equity transfer agreement (the "Equity Transfer Agreement") to sell the Company's 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") to Zhong Bi Cheng Holdings Co., Ltd. ("Zhong Bi Cheng"), a Hangzhou-based PRC corporation.

Pursuant to the Equity Transfer Agreement entered in by and between the Company and Zhong Bi Cheng on December 23, 2016, the Company agreed to transfer 88% of the equity interest in Hang-ao for a total consideration of RMB 26 million (approximately US$ 3.7 million), of which RMB 5 million has been paid to the Company and the remaining RMB 21 million due by December 30, 2016. The Company's Board of Directors voted in favor of the transaction on December 23, 2016.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com